Exhibit 99.3

TPT Global Tech's Subsidiary TPT MedTech Unveiled its First QuikLAB(TM) Comprehensive Covid Testing System in the Region to Help the Fremont, CA Community

SAN DIEGO, CA / ACCESSWIRE / March 15, 2021 / On March 13, 2021 TPT Global Tech Inc. (OTCQB:TPTW) www.tptglobaltech.com based in San Diego, California, a technology company with divisions providing telecommunications, medical technology, media content for domestic and international syndication unveiled its first mobile Covid-19 testing QuikLAB at Light Church in Fremont, CA.

Dozens of attendees and officials came to see and tour the QuikLAB which was hosted by TPT Global Tech CEO Stephen J. Thomas III. Officials in attendance included Fremont Mayor Lily Mei, Teresa Cox, Council Member, City of Fremont and Senior Strategic Sourcing Officer for Santa Clara County, Risk Manager for the City of Fremont Minh Vu, Angus Cochran, Executive Director, Washington Hospital Foundation, Renil Paramel IoT Innovation Strategist, County of San Mateo and a host of others.

 https://youtu.be/Wa5hF5oasTQ

"Our goal was to provide a first-hand showing of our mobile QuikLAB and give people an opportunity to see how we are addressing this pandemic and potentially other medical challenges in communities across the country and internationally moving forward," said Stephen Thomas of TPT. "The ability to respond to such outbreaks and public health issues moving forward will require we do so rapidly and flexibly. Our QuikLAB and accompanying QuikPASS™ HIPPA compliant and secure software will allow TPT to do so from one hot spot to another on very short notice."

In the Fremont situation and as can be replicated elsewhere, the QuikLAB will be used to help bring the Church's congregation safely back to worship while helping the nearby Fremont Christian School allow their student-athletes to participate in sports events. The QuikLAB will be also used as an additional site for Fremont community members who need a COVID-19 test.

As an innovative technology company, TPT recognizes that addressing the Covid-19 pandemic requires a combination of technology and medical solutions. With the onset of the pandemic, the company immediately pivoted into the medical sector launching its TPT MedTech division www.tptmedtech.com. TPT MedTech's core product lines include its "QuikLAB", "QuikPASS" and "SaniQUIK" solutions. Together they provide "End to End", turnkey and streamlined COVID-19 testing and verifying technology platforms.

The company believes that countries as a whole need to do more testing, but once that testing is complete there remains a need for a centralized platform to securely display that testing information so that all citizens can prove their testing results, in real-time, to any establishment requiring it for entry. The "QuikPASS" Check and Verify and Vaccination Passport was developed to validate that information in real-time giving all Federal and State Government agencies, transportation companies, schools, airlines, hospitals, sports venues, restaurants, hotels and nightclubs the ability to check and verify if an individual has been tested for Covid 19 or vaccinated. The company also believes it is essential to note that its "QuikPASS" Check and Verify Passport will be distributed FREE in the United States.

The company currently has four national partnerships. Most recently, the company signed an agreement to be the testing provider for the State of Nevada along with its partner in the endeavor Thomas Scientific. It is also working with Events.com for concerts and corporate events and Wal-Mart to place its "QuikLABs" in Wal-Mart parking lots across the United States. Its other strategic partnership is with Thomas Scientific-Hook Laboratories for high thru-put PCR testing across the US in its mobile "QuikLABS". To date, the company has three working QuikLAB locations, two in Wal-Mart stores in Miami and one "QuikLAB" at the Dadeland Mall also in Miami. The company is also on-boarding Co-labs or Pharmacies onto it's "QuikLAB" and "QuikPASS" Platforms starting on the East Coast and working West. In the travel sector, the company is on-boarding testing sites at two international airports in Jamaica, Montego Bay and Kingston.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology company with divisions providing telecommunications, medical systems and product distribution, media content for domestic and international. The company's TPT MedTech subsidiary is a leader in providing innovative, mobile and secure solutions for Covid and other types of medical testing and is being deployed at events as well as by public and private entities. TPT Global Tech offers Software as a Service (SaaS), Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

Contact:

Shep Doniger 561-637-5750 sdoniger@bdcginc.com
Frank Benedetto 619-915-9422

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

SOURCE: TPT Global Tech, Inc.